Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS
FOR ITS SECOND QUARTER ENDED JUNE 30, 2019

Company to Host Quarterly Conference Call at 5:00 P.M. ET on July 31, 2019
The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

St. Petersburg, FL - July 31, 2019: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the second quarter ended June 30, 2019.

($ in thousands, except for per share data)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2019	2018	Change	2019	2018	Change
Gross premiums written	$449,762	$384,662	16.9%	$768,321	$664,279	15.7%
Gross premiums earned	$330,025	$289,641	13.9%	$641,838	$568,591	12.9%
Net premiums earned	$190,404	$171,306	11.1%	$371,126	$336,206	10.4%
Total revenues	$204,776	$183,148	11.8%	$407,097	$355,201	14.6%
Earnings before income tax	$(3,605)	$19,332	(118.6)%	$8,728	$31,047	(71.9)%
Net income (loss) attributable to UIHC	$(2,903)	$14,701	(119.7)%	$6,566	$23,069	(71.5)%
Net income (loss) available to UIHC common stockholders per diluted share	$(0.07)	$0.34	(120.6)%	$0.15	$0.54	(72.2)%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets	$1,982	$1,972	0.5%	$3,980	$12,386	(67.9)%
Less: Net realized gains (losses) on investment portfolio	$(13)	$(438)	97.0%	$168	$(227)	174.0%
Less: Unrealized gains (losses) on equity securities	$2,737	$1,381	98.2%	$12,910	$(1,063)	1,314.5%
Less: Net tax impact(1)	$(186)	$257	(172.1)%	$(2,275)	$3,419	(166.5)%
Core income (loss)(2)	$(3,459)	$15,473	(122.4)%	$(257)	$33,326	(100.8)%
Core income (loss) per diluted share(2)	$(0.08)	$0.36	(122.2)%	$(0.01)	$0.78	(101.3)%

Book value per share				$12.54	$12.72	(1.4)%
(1) In order to reconcile net income (loss) to the core income (loss) measure, we included the tax impact of all adjustments using the effective rate at the end of each period.
(2) Core income (loss) and core income (loss) per diluted share, measures that are not based on GAAP, are reconciled above to net income (loss) and net income (loss) per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

"It was a tough quarter for us," said John Forney, President and CEO of UPC Insurance. "Elevated levels of cat losses and the last gasp of the AOB industry in Florida combined to overshadow the continued strong growth and performance in most of our states and lines of business. Recent and pending rate increases and other initiatives should help us get back on track and show the true earnings power of our business."

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net income (loss) attributable to UIHC	$(2,903)	$14,701	$6,566	$23,069
Return on equity based on GAAP net income (loss) attributable to UIHC (1)	(2.2)%	11.1%	2.5%	8.7%

Core income (loss)	$(3,459)	$15,473	$(257)	$33,326
Core return on equity (1)(2)	(2.6)%	11.7%	(0.1)%	12.4%
(1) Return on equity for the three and six months ended June 30, 2019 and 2018 is calculated on an annualized basis by dividing the net income (loss) or core net income (loss) for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income (loss), which is reconciled on the first page of this press release to net income (loss), the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2019	2018	Change		2019	2018	Change
Loss ratio, net(1)	61.1%	51.7%	9.4	pts	59.5%	49.3%	10.2	pts
Expense ratio, net(2)	47.1%	42.5%	4.6	pts	46.5%	45.7%	0.8	pts
Combined ratio (CR)(3)	108.2%	94.2%	14.0	pts	106.0%	95.0%	11.0	pts
Effect of current year catastrophe losses on CR	8.3%	10.1%	(1.8	) pts	7.4%	7.0%	0.4	pts
Effect of prior year unfavorable (favorable) development on CR	8.1%	(0.5)%	8.6	pts	5.6%	(0.5)%	6.1	pts
Underlying combined ratio(4)	91.8%	84.6%	7.2	pts	93.0%	88.5%	4.5	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses (LAE), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Financial Results

Net income attributable to the Company for the second quarter of 2019 was $(2.9) million, or $(0.07) per diluted share, compared to $14.7 million, or $0.34 per diluted share, for the second quarter of 2018. The decrease in net income was primarily due to an increase in loss and loss adjustment expenses (LAE) and policy acquisition costs, partly offset by an increase in net premiums earned during the second quarter of 2019 compared to the second quarter of 2018.

The Company's total gross written premium increased by $65.1 million, or 16.9%, to $449.8 million for the second quarter of 2019, from $384.7 million for the second quarter of 2018, primarily reflecting organic growth in new and renewal business generated in all regions. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums by region and gross written premium by line of business are shown in the table below.

($ in thousands)	Three Months Ended June 30,
	2019	2018	Change $	Change %
Direct Written and Assumed Premium by Region (1)
Florida	$243,124	$204,885	$38,239	18.7%
Gulf	63,723	59,022	4,701	8.0
Northeast	55,814	47,346	8,468	17.9
Southeast	32,004	28,433	3,571	12.6
Total direct written premium by region	394,665	339,686	54,979	16.2%
Assumed premium (2)	55,097	44,976	10,121	22.5
Total gross written premium by region	$449,762	$384,662	$65,100	16.9%

Gross Written Premium by Line of Business
Personal property	$286,106	$256,910	$29,196	11.4%
Commercial property	163,656	127,752	35,904	28.1
Total gross written premium by line of business	$449,762	$384,662	$65,100	16.9%
(1) "Gulf" is comprised of Hawaii, Louisiana and Texas; "Northeast" is comprised of Connecticut, Massachusetts, New Jersey, New York and Rhode Island; and "Southeast" is comprised of Georgia, North Carolina and South Carolina.
(2) Assumed premium written for 2019 and 2018 primarily included commercial property business assumed from unaffiliated insurers.

Loss and LAE increased by $27.7 million, or 31.2%, to $116.3 million for the second quarter of 2019, from $88.6 million for the second quarter of 2018. Loss and LAE expense as a percentage of net earned premiums increased 9.4 points to 61.1% for the second quarter of 2019, compared to 51.7% for the second quarter of 2018. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the second quarter of 2019 would have been 25.8%, an increase of 0.9 points from 24.9% during the second quarter of 2018.

Policy acquisition costs increased by $11.1 million, or 22.0%, to $61.6 million for the second quarter of 2019, from $50.5 million for the second quarter of 2018. The primary driver of the increase in costs was the managing general agent commissions related to commercial premiums and an increase in ceding commission income.

Operating and underwriting expenses increased by $1.5 million, or 15.5%, to $11.2 million for the second quarter of 2019, from $9.7 million for the second quarter of 2018, primarily due to increased investments in technology.

General and administrative expenses increased by $4.2 million, or 33.3%, to $16.8 million for the second quarter of 2019, from $12.6 million for the second quarter of 2018, primarily due to an increase in salaries and related benefits as the number of personnel has increased and an increase in cost of professional service fees.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2019	2018	Change		2019	2018	Change
Loss and LAE	$116,252	$88,595	$27,657		$220,799	$165,841	$54,958
% of Gross earned premiums	35.2%	30.6%	4.6	pts	34.4%	29.2%	5.2	pts
% of Net earned premiums	61.1%	51.7%	9.4	pts	59.5%	49.3%	10.2	pts
Less:
Current year catastrophe losses	$15,802	$17,340	$(1,538)		$27,459	$23,657	$3,802
Prior year reserve unfavorable (favorable) development	15,332	(870)	16,202		20,967	(1,551)	22,518
Underlying loss and LAE (1)	$85,118	$72,125	$12,993		$172,373	$143,735	$28,638
% of Gross earned premiums	25.8%	24.9%	0.9	pts	26.9%	25.3%	1.6	pts
% of Net earned premiums	44.7%	42.1%	2.6	pts	46.4%	42.8%	3.6	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to net loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2019	2018	Change		2019	2018	Change
Policy acquisition costs	$61,622	$50,454	$11,168		$116,868	$99,516	$17,352
Operating and underwriting	11,199	9,682	1,517		21,410	18,000	3,410
General and administrative	16,802	12,643	4,159		34,383	35,968	(1,585)
Total Operating Expenses	$89,623	$72,779	$16,844		$172,661	$153,484	$19,177
% of Gross earned premiums	27.2%	25.1%	2.1	pts	26.9%	27.0%	(0.1	) pts
% of Net earned premiums	47.1%	42.5%	4.6	pts	46.5%	45.7%	0.8	pts

Reinsurance Costs as a Percentage of Earned Premium

Excluding the Company's business for which it cedes 100% of the risk of loss, reinsurance costs in the second quarter of 2019 were 40.8% of gross premiums earned, compared to 38.8% of gross premiums earned for the second quarter of 2018. The increase in this ratio was driven by a decrease in gross premiums earned in the second quarter of 2019, compared to 2018. Additionally, the Company modified terms of its quota share agreement in 2019 to include its subsidiary, Family Security Insurance Company, Inc. in addition to its subsidiary United Property & Casualty Insurance Company. Finally, the ceding percentage increased from 20.0% in 2018 to 22.5% in 2019.

Investment Portfolio Highlights

The Company's cash and investment holdings increased 18.2% to $1.3 billion at June 30, 2019 from $1.1 billion at December 31, 2018. UPC Insurance's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and 100% investment grade money market instruments. Fixed maturities represented approximately 88.6% of total investments at June 30, 2019, compared to 90.6% at December 31, 2018. At June 30, 2019 our fixed maturity investments had a modified duration of 3.4 years, compared to 3.5 years at December 31, 2018.

Book Value Analysis

Book value per share increased 3.6% from $12.10 at December 31, 2018, to $12.54 at June 30, 2019. Underlying book value per share stayed consistent at $12.31 at both December 31, 2018 and June 30, 2019. An increase in the

Company's accumulated other comprehensive income (AOCI), drove the increase in our book value per share. As shown in the table below, removing the effect of AOCI provides for a consistent book value per share.

($ in thousands, except for share and per share data)	June 30,	December 31,
	2019	2018
Book Value per Share
Numerator:
Common stockholders' equity attributable to UIHC	$541,913	$520,230
Denominator:
Total Shares Outstanding	43,231,184	42,984,578
Book Value Per Common Share	$12.54	$12.10

Book Value per Share, Excluding the Impact of Accumulated Other Comprehensive Income (AOCI)
Numerator:
Common stockholders' equity attributable to UIHC	$541,913	$520,230
Less: Accumulated other comprehensive income (loss)	9,648	(9,030)
Stockholders' Equity, excluding AOCI	$532,265	$529,260
Denominator:
Total Shares Outstanding	43,231,184	42,984,578
Underlying Book Value Per Common Share(1)	$12.31	$12.31
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

Quarterly Cash Dividend

The Company announced that its Board of Directors declared a $0.06 per share quarterly cash dividend payable on August 21, 2019, to stockholders of record on August 14, 2019.

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income is an after-tax non-GAAP measure that is calculated by excluding from net income the effect of non-cash amortization of intangible assets, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income, core income per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income, core income per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, which is computed by subtracting the effect of current year catastrophe losses and prior year development, from the combined ratio. The Company believes that this ratio is useful to investors and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure which is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Net income excluding the effects of amortization of intangible assets, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income) is a non-GAAP measure which is computed by adding amortization, net of tax, to net income and subtracting realized gains (losses) on our investment portfolio, net of tax, and unrealized gains (losses) on our equity securities, net of tax, from net income. Amortization expense is related to the amortization of intangible assets acquired through mergers and therefore the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of our operations. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most directly comparable GAAP measure is net income. The core income measure should not be considered a substitute for net income and does not reflect the overall profitability of our business.

Book value per common share, excluding the impact of accumulated other comprehensive income (underlying book value per common share), is a non-GAAP measure which is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income, by total common shares outstanding plus dilutive potential common shares outstanding. We use the trend in book value per common share, excluding the impact of accumulated other comprehensive income, in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors which are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income, should not be considered a substitute for book value per common share, and does not reflect the recorded net worth of our business.

Conference Call Details

Date and Time:    July 31, 2019 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:
To listen to the live webcast, please go to investors.upcinsurance.com (News & Market Data - Event Calendar) and click on the conference call link, or go to: https://78449.themediaframe.com/dataconf/productusers/unin/mediaframe/31571/indexl.html.

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:	The information in this press release should be read in conjunction with an investor presentation that is available on our website at investors.upcinsurance.com/Presentations.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries and one majority owned insurance subsidiary through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Hawaii, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas, and is licensed to write in Alabama, Delaware, Maryland, Mississippi, New Hampshire and Virginia. From its headquarters in St. Petersburg, Florida, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims. UPC Insurance is a company committed to financial stability and solvency.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements” that anticipate results based on our estimates, assumptions and plans and are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, we undertake no obligation to update or revise any forward-looking statement.

 ### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
Jessica Strathman		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jstrathman@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Condensed Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
REVENUE:
Gross premiums written	$449,762	$384,662	$768,321	$664,279
Change in gross unearned premiums	(119,737)	(95,021)	(126,483)	(95,688)
Gross premiums earned	330,025	289,641	641,838	568,591
Ceded premiums earned	(139,621)	(118,335)	(270,712)	(232,385)
Net premiums earned	190,404	171,306	371,126	336,206
Net investment income	7,570	7,091	14,865	12,777
Net realized investment gains (losses)	(13)	(438)	168	(227)
Net unrealized gains (losses) on equity securities	2,737	1,381	12,910	(1,063)
Other revenue	4,078	3,808	8,028	7,508
Total revenues	$204,776	$183,148	$407,097	$355,201
EXPENSES:
Losses and loss adjustment expenses	116,252	88,595	220,799	165,841
Policy acquisition costs	61,622	50,454	116,868	99,516
Operating expenses	11,199	9,682	21,410	18,000
General and administrative expenses	16,802	12,643	34,383	35,968
Interest expense	2,527	2,458	4,936	4,916
Total expenses	208,402	163,832	398,396	324,241
Income (loss) before other income	(3,626)	19,316	8,701	30,960
Other income	21	16	27	87
Income (loss) before income taxes	(3,605)	19,332	8,728	31,047
Provision (benefit) for income taxes	(808)	4,631	1,947	7,978
Net income (loss)	$(2,797)	$14,701	$6,781	$23,069
Less: Net income attributable to noncontrolling interests	106	—	215	—
Net income (loss) attributable to UIHC	$(2,903)	$14,701	$6,566	$23,069
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	10,633	(3,968)	24,955	(27,352)
Reclassification adjustment for net realized investment gains (losses)	13	438	(168)	227
Income tax benefit (expense) related to items of other comprehensive income	(2,429)	488	(5,888)	6,411
Total comprehensive income	$5,420	$11,659	$25,680	$2,355
Less: Comprehensive income attributable to noncontrolling interests	205	—	436	—
Comprehensive income attributable to UIHC	$5,215	$11,659	$25,244	$2,355

Weighted average shares outstanding
Basic	42,762,417	42,648,660	42,729,730	42,615,484
Diluted	42,762,417	42,790,346	43,097,244	42,769,602

Earnings available to UIHC common stockholders per share
Basic	$(0.07)	$0.34	$0.15	$0.54
Diluted	$(0.07)	$0.34	$0.15	$0.54

Dividends declared per share	$0.06	$0.06	$0.12	$0.12

Condensed Consolidated Balance Sheets
In thousands, except share amounts

	June 30, 2019	December 31, 2018
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$864,389	$862,345
Equity securities	98,588	80,978
Other investments	12,374	8,513
Total investments	$975,351	$951,836
Cash and cash equivalents	276,068	112,679
Restricted cash	87,081	71,441
Accrued investment income	6,180	6,017
Property and equipment, net	21,592	17,137
Premiums receivable, net	126,830	95,816
Reinsurance recoverable on paid and unpaid losses	508,795	625,998
Ceded unearned premiums	460,147	217,885
Goodwill	73,045	73,045
Deferred policy acquisition costs	124,662	105,582
Intangible assets	28,721	31,351
Other assets	15,257	12,641
Total Assets	$2,703,729	$2,321,428
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$577,349	$661,203
Unearned premiums	753,796	627,313
Reinsurance payable	462,843	175,272
Payments outstanding	68,684	56,534
Accounts payable and accrued expenses	61,525	71,048
Lease liability	397	—
Other liabilities	57,122	29,571
Notes payable	159,525	160,118
Total Liabilities	$2,141,241	$1,781,059
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 43,049,917 and 43,029,845 issued, respectively; 43,231,184 and 42,984,578 outstanding, respectively	4	4
Additional paid-in capital	390,719	389,141
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income (loss)	9,648	(9,030)
Retained earnings	141,973	140,546
Total stockholders' equity attributable to UIHC stockholders	$541,913	$520,230
Noncontrolling interests	20,575	20,139
Total Stockholders' Equity	$562,488	$540,369
Total Liabilities and Stockholders' Equity	$2,703,729	$2,321,428